Exhibit 99.2

Contact:	Richard T. Haston	For Immediate Release
662-324-4258

NBC CAPITAL CORPORATION ANNOUNCES

CLOSING OF OVER-ALLOTMENT OPTION

STARKVILLE, Miss. — (May 12, 2006) – In connection with its previously announced public offering of 2,400,000 shares of common stock through a firm commitment underwritten offering, NBC Capital Corporation (AMEX: NBY) announced the closing of the underwriters’ over-allotment option to purchase up to 360,000 shares of its common stock at an offering price of $19.50 per share. The sale of the 360,000 shares occurred today and resulted in net proceeds to NBC Capital of approximately $6.6 million. Keefe, Bruyette & Woods acted as the lead underwriter and book-running manager for the offering. SunTrust Robinson Humphrey acted as co-manager for the offering.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of such jurisdiction.

Copies of the prospectus relating to this offering may be obtained from Keefe, Bruyette, & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, NY 10019, Attention: Syndicate Department.

About NBC Capital Corporation

NBC Capital Corporation is a financial holding company providing full financial services, including banking, trust services, mortgage services, insurance and investment products in Mississippi, Tennessee and Alabama. NBC’s stock is listed on the American Stock Exchange under the ticker symbol of NBY.

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